For Immediate Release

Contact Information:

Investors:
Alan Magleby
(410) 454-5246
afmagleby@leggmason.com

Media:
Mary Athridge
(212) 805-6035
mkathridge@leggmason.com

LEGG MASON BOARD ELECTS JOHN V. MURPHY AND JOHN H. MYERS AS NEW DIRECTORS

Baltimore, MD -- June 6, 2013 – Legg Mason Inc., (NYSE: LM) today announced that John V. Murphy and John H. Myers, two industry veterans with broad asset management experience, have been elected to the Legg Mason Board of Directors, effective immediately. Mr. Murphy was appointed to the Audit and Compensation Committees and Mr. Myers was appointed to the Nominating & Corporate Governance and Risk Committees. The Board will remain at 14 members once Dennis Beresford and Nicholas St. George retire from the Board in July of 2013.

Joseph A. Sullivan, President and CEO, said, “We are very proud to add two highly regarded executives with collective experience in building retail and institutional businesses across all asset classes. With their decades of experience and deep industry knowledge, we believe that they will be invaluable resources as we execute against our plan to expand our global business, add compelling product capabilities in high demand categories and distribute those products in the most efficient and effective way. I would also like to thank Denny and Nick for their guidance, leadership and dedication to Legg Mason as we evolved into a global asset management firm. We join our shareholders in thanking them for the tremendous contributions they have made to the Board over their many years of service.”

Background of Mr. Murphy

Mr. Murphy has over thirty years of experience working in the investment management business. He is recognized as a national leader in the mutual funds and asset management space, particularly as a past Chairman of the Investment Company Institute. Most recently, he advised the Asset and Wealth Management practice at Korn/Ferry International, a provider of talent management solutions. Previously, he spent the majority of his career in the investment management industry in a variety of capacities, serving as Chairman and Chief Executive Officer of OppenheimerFunds Inc. prior to his retirement as Chairman in 2009. He spent nine years with the firm and led it from the thirteenth to the seventh largest U.S. mutual fund company, growing assets under management from $120 billion to $275 billion. Prior to joining OppenheimerFunds, he spent eight years with MassMutual Financial Group, its parent company, in a variety of roles, and ultimately had responsibility for their non life insurance asset management related businesses. He began his career at Arthur Andersen & Co. in 1972 after graduating with a B.S. from Boston College.

Background of Mr. Myers

Mr. Myers is the retired President and Chief Executive Officer of GE Asset Management (“GEAM”). Since retiring in 2006 from GEAM, Mr. Myers has served as a Senior Advisor with Angelo, Gordon & Co., a $25 billion privately-held investment advisor dedicated to alternative investing.

Mr. Myers spent nearly four decades with General Electric, including 20 years with GEAM, one of the largest institutional asset managers in the United States. During his time at GEAM, the firm grew from $20 billion in assets under management in 1986 to $200 billion when he retired in 2006. He was named President and Chief Executive in 1996 and initiated the diversification of GEAM’s asset management business beyond the GE benefit plan funds, expanding the firm’s roster of clients to include 401(k) plans, mutual funds, insurance companies and more than 200 external institutional clients. GEAM’s assets were largely internally managed in multi strategy capabilities with a significant focus on alternative investments. Mr. Myers graduated from Wagner College in 1967 with a B.S. in Mathematics. He then became a Lieutenant in the US Navy and served two tours of duty in Vietnam as a Line Officer.

About Legg Mason

Legg Mason is a global asset management firm with $655 billion in assets under management as of April 30, 2013. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

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